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                                                                  Exhibit 10.2

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") dated as of October 2, 2000, by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and David Keiser (the "Executive").


                               W I T N E S S E T H


                  WHEREAS, the Company wishes to employ Executive in an executive capacity and Executive is desirous of being so employed;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                  1.       EMPLOYMENT, DUTIES AND ACCEPTANCE.

                           (a) The Company hereby employs the Executive for the
Term (as hereinafter defined), to render full-time services to the Company as Executive Vice-President and Chief Operating Officer ("COO"), and to perform such duties commensurate with such office as he shall reasonably be directed by the Board of Directors (the "Board") of the Company to perform, which duties shall be consistent with the provisions of the By-laws in effect on the date hereof that relate to the duties of the COO and Executive Vice President. The Executive will report directly to the President.

                           (b) The Executive hereby accepts such employment and
agrees to render the services described above.

                  2.       TERM OF EMPLOYMENT.

                           The term of the Executive's employment under this
Agreement (the "Term") commenced as of July 17, 2000 (the "Effective Date") and shall end on the second anniversary thereof unless sooner terminated pursuant to
Section 7 or 8 of this Agreement. This Agreement shall not be renewed unless otherwise mutually agreed by the parties.

                  3.       COMPENSATION.

                           (a) As full compensation for all services to be
rendered pursuant to this Agreement, the Company agrees to pay the Executive, during the Term, an annual base salary of $234,000 for the first year of the Term and for each subsequent year of the Term an amount to be determined by the Company, payable in such installments as is the policy of the Company with respect to executive employees of the Company (the "Salary").

                           (b) Executive may receive bonuses on such dates, in
such amounts and on such other terms as may be determined by the Board of Directors in its sole discretion. In the sole discretion of the Board of Directors, such bonuses, if any, may be paid in the form of grants of stock of the Company or non-qualified stock options, each granted pursuant to plans adopted by the Company and approved by the Company's Board of Directors.

                           (c) The Company shall pay or reimburse the Executive
for all reasonable expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require.

                           (d) The Executive shall be eligible under any
incentive plan, stock option plan, stock award plan, bonus, participation or extra compensation plan, relocation plan, pension, group insurance or other so-called "fringe" benefits which the Company generally provides for its executives.

                  4.       OTHER BENEFITS.

                                    In addition to all other benefits contained
herein, the Executive shall be entitled to:

                                    (1) Payment of health, disability, and life
insurance at regular rates; and

                                    (2) Vacation time of four weeks per year
taken, subject to fulfillment of his duties hereunder, in accordance with the vacation policy of the Company during the Term.

                  5.       CONFIDENTIALITY.

                           The Executive agrees that the "Proprietary
Information and Inventions Agreement" annexed hereto as EXHIBIT A and made a part hereof shall be deemed to be a part of this Employment Agreement.

                  6.       NON-COMPETITION.

                           (a) During the Term the Executive shall not (1)
provide any services, directly or indirectly, to any other business or commercial entity or (2) participate in the formation of any business or commercial entity. For a period of one year following the date of termination, if terminated by the Company for Cause or by the Executive for any reason other than as provided in Section 8 hereof, the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity engaged in the Company's Field of Interest or (2) participate in the formation of any business or commercial entity engaged in the Company's Field of Interest; provided, however, that nothing contained in this Section 6 shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation's (or other entity's) then outstanding shares of capital stock. The "Company's Field of Interest" means the primary business of the Company as determined from time to time by the Board of Directors. This
Section 6 shall be subject to written waivers that may be obtained by the Executive from the Company.

                           (b) If the Executive commits a breach, or threatens
to commit a breach, of any of the provisions of this Section 6 or EXHIBIT A, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
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                           (c) If any of the covenants contained in Section 5, 6
or 10, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

                           (d) If any of the covenants contained in Section 5, 6
or 10, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

                           (e) The parties hereto intend to and hereby confer
jurisdiction to enforce the covenants contained in Sections 5, 6 and 10 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reasons of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

                  7.       TERMINATION BY THE COMPANY.

                           (a) The Company may terminate this Agreement without
Cause or if any one or more of the following shall occur:

                                    (1) The Executive shall die during the Term;
PROVIDED, HOWEVER, that the Executive's legal representatives shall be entitled to receive his Salary through the last day of the month in which his death occurs.

                                    (2) The Executive shall become physically or
mentally disabled so that he is unable substantially to perform his services hereunder for (a) a period of 120 consecutive days, or (b) for shorter periods aggregating 180 days during any twelve-month period. Notwithstanding such disability the Company shall continue to pay the Executive his Salary through the date of such termination.

                                    (3) The Executive acts, or fails to act, in
a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means (a) the Executive's indictment for, or conviction of, any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (b) the Executive's wilful and continual neglect or failure to discharge his duties, responsibilities, and obligations as Executive Vice President and COO of the Company after notice and a reasonable opportunity to cure, (c) the Executive's wilful misconduct or wilful breach of his fiduciary duties to the Company in connection with the performance of his duties, (d) the Executive's violation of any of the non-competition provisions of Section 6 hereof or the Executive's breach of any confidentiality provisions contained in EXHIBIT A hereto or (e) any act of fraud or embezzlement by the Executive involving the Company or any of its Affiliates.

                           (b) All determinations of Cause or termination
pursuant this Section 7 shall be determined by the Board (excluding the Executive if he is at such time a member of the Board).
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                  8.       TERMINATION BY THE EXECUTIVE.

                                    The Executive may terminate this Agreement
on written notice to the Company in the event of a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after notice of such breach is first given; PROVIDED, HOWEVER, it shall constitute the termination of this Agreement if such breach is for the payment of money and continues uncured for ten days after notice of such breach is given.

                  9.       SEVERANCE.

                                    (a) If, within the Term of this Agreement,
the Company terminates this Agreement for any reason other than Cause, death, or disability, or if the Executive terminates this Agreement pursuant to Section 8, then: (1) the Company shall pay the Executive a lump sum cash payment (the "Severance Payment") equal to the greater of (x) the annual salary for the remainder of the then current year of employment and (y) six months salary at the annual rate for the then current year of employment; and (2) for options granted to the Executive prior to the date of termination, the Company shall accelerate the vesting schedule for such options such that the number of such options vested on the day of termination shall be equal to the number of such options vested if the Executive were to have been continuously employed by the Company until the date twelve months after the date of termination. After termination of employment for any reason other than death of the Executive, the Company shall continue to provide all benefits subject to COBRA at its expense for the maximum required COBRA period.

                                    (b) If the Executive is unable to continue
his employment/service due to his death or unable to continue his employment and perform his duties due to physical or mental incapacity or disability, with or without reasonable accommodation, in accordance with applicable law, for a period of six months or more, all stock options and stock awards (and similar equity rights), held by Executive prior to his death/disability, or the expiration of the Agreement, shall vest and become immediately exercisable and remain exercisable through their original terms with all rights. This Section 9(b) shall survive the expiration or termination of the Agreement, except for any terminations pursuant to Section 7(a)(3) or 7(b).

                  10.      INDEMNIFICATION.

                                    The Company shall indemnify the Executive,
to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, Directors and Officers insurance for the Employee in amounts reasonably satisfactory to the Executive to the extent available at reasonable rates, which determination shall be made by the Board.

                  11.      ARBITRATION.

                                    Any controversy or claim arising out of or
relating to this Agreement or the breach thereof shall be settled by arbitration in the City of New York, in accordance with the rules then existing of the American Arbitration Association (three arbitrators), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the
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arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding. During the pendency of any arbitration or any dispute not yet submitted to arbitration, the Company shall not be entitled to any offset against payments, stock awards or other benefits due to the Executive under this Agreement or otherwise.

                  12.      NOTICES.

                                    All notices, requests, consents and other
communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
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                           If to the Company:

                           Alexion Pharmaceuticals, Inc.
                           25 Science Park
                           New Haven, Connecticut  06510

                           Telephone:       203-776-1790
                           Fax:             203-776-2089


                           If to the Executive:

                           David Keiser
                           37 Georgetown Circle
                           Madison, CT 06443

                           Telephone:       203-421-5691

                  13.      GENERAL.

                           (a) This Agreement shall be governed by and construed
and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely in Connecticut.

                           (b) This Agreement sets forth the entire agreement
and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                           (c) This Agreement may be amended, modified,
superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.
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                           (d) This Agreement shall be binding upon the legal
representatives, heirs, distributees, successors and assigns of the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By       /s/ Leonard Bell
         -------------------------------------
         Leonard Bell
         President and Chief Executive Officer

         /s/ David Keiser
         -------------------------------------
         David Keiser

                                    EXHIBIT A

                          ALEXION PHARMACEUTICALS, INC.


                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


                  I recognize that ALEXION Pharmaceuticals, Inc., a Delaware corporation (the "Company", which term includes any subsidiaries thereof), is engaged in multiple aspects of pharmaceutical development and biotechnology.

                  I understand that:

                  A. As part of my employment by the Company I am expected to make new contributions of value of the Company.

                  B. My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

                           (1) Applicable to the business of the Company and
made known to me by the Company or learned by me during the period of my employment; or

                           (2) Applicable to the business of any client,
customer or strategic partner of the Company, which may be made known to me by the Company or by any client, customer or strategic partner of the Company, or learned by me during the period of my employment.

                  C. The Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of my employment by the Company), and/or in which property or other rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and none of which is in the public domain except through the breach by me or anyone else of a confidentiality duty. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes "Developments (as herein defined), data and know-how, techniques, marketing plans and opportunities, cost and pricing data, strategies, forecasts and customer lists. By way of illustration, but not limitation, "Developments" includes developments, improvements, discoveries, trade secrets, technologies, processes, research, methods, procedures, designs, models, testing systems, research, assays, compounds, molecules, organisms, gene sequences, cell lines, complement inhibitors and other re-agents (including the composition thereof), uses of any of the foregoing, computer software and programs (including source code and related documentation), test and/or experimental data and results, specifications, laboratory notebooks, drawings and technical information and materials.

                  D. As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

                  In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

                  1. Prior to entering the employ of the Company, I have terminated employment with one or more prior employers. I agree to indemnify and hold harmless the Company, its directors, officers and employees against any liabilities and expenses including reasonable attorneys' fees and amounts paid in settlement, incurred by any of them in connection with any claim by any of my prior employers that the termination of my employment with such employer, my employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law.

                  2. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trade secrets and trademarks and other rights in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in all Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

                  3. During the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or activity in any competitive business, other than for the Company.

                  4. I will promptly disclose to the Company, or any persons designated by it, all Developments, improvements, processes, techniques, know-how, data and Developments made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment by the Company which are related to or useful in the business of the Company, or result from use of premises owned, leased or contracted for by the Company (all said Developments, improvements, processes, techniques, know-how, data and documentation, shall be collectively hereinafter called "Know-how").

                  5. I agree that all Know-how shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Know-how.

                  I understand that this paragraph 5 does not apply to Know-how for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company. I agree to execute any documents requested by the Company to effectuate the intent of this paragraph.

                  6. The Company shall have the right (but shall not be obligated) to use, assert and/or apply for patent, copyright, trademark and other statutory or common law protection for any or all Know-how in any and all countries. I agree to assist the Company in every reasonable way without additional compensation (but at the Company's expense), to apply for, prosecute and obtain, and from time to time enforce, defend and protect, any and all patent, copyright, trademark and other statutory or common law protection for any of the Know-how in any and all countries. I shall, whether during or following my employment by the Company, at the Company's request and expense, but without additional compensation to me, execute any and all assignments, transfers, applications and other papers covering any Know-how which may be considered necessary or helpful by the Company in furtherance of the foregoing and/or to accomplish the assignment, transfer and/or license of any Know-how to persons designated by the Company.

                  7. In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents, materials, compounds, samples, plasmids, proteins, probes and data of any nature pertaining to my work with the Company and I will not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information, and Know-how.

                  8. I represent that to the best of my knowledge my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

                  9. I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use.

                  Accordingly, this is to advise the Company that the only materials or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on SCHEDULE A attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.

                  I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

                  10. In the event that any provision herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  11. By reason of the fact that irreparable harm would be sustained by the Company in the event that there is a breach by me of any of the terms, covenants and agreements set forth herein, in addition to any other rights that the Company may otherwise have, the Company shall be entitled to apply to any court of competent jurisdiction and obtain specific performance and/or injunctive relief against me, without making a showing that monetary damages would be inadequate and without the requirement of posting any bond or other security whatsoever, in order to enforce or prevent any breach or threatened breach of any of the terms, covenants and agreements set forth herein, and I will not object thereto.

                  12. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

                  This Agreement shall be governed in all respects by the laws of the State of Delaware, applicable to agreements made and to be performed solely therein.


Dated: __________________________   By: ____________________________


ACCEPTED AND AGREED TO:
ALEXION PHARMACEUTICALS, INC.


By: _____________________________


Title: ___________________________